Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-231639) on Form S-3 and (Nos. 333-224438, 333-228578, 333-231632, 333-248624, 333-255827) on Form S-8 of our report dated February 25, 2022, with respect to the consolidated financial statements of Ceridian HCM Holding Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
February 25, 2022